Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Edward M. Jamison	702.878.0700
	President, Chief Executive Officer and Chairman of the Board

	Patrick Hartman	702.947.3514
	Executive Vice President, Chief Financial Officer

COMMUNITY BANCORP ANNOUNCES RETIREMENT OF DIRECTOR

LAS VEGAS, NEVADA – (BUSINESS WIRE), January 24, 2008 – The Board of Directors of Community Bancorp (the “Company”) (NASDAQ: CBON), parent company of Community Bank of Nevada and Community Bank of Arizona, announced today that Mr. Russell C. Taylor, a founding shareholder and director of the Company and Community Bank of Nevada, notified the Board of Directors of his retirement from the Board of which he has served as a director for the past 13 years. Concurrent with Mr. Taylor’s retirement from the Company’s Board was his retirement as a director from the Board of Community Bank of Nevada.

Mr. Edward M. Jamison, Chief Executive Officer and Chairman of the Board, stated that; “Mr. Taylor was instrumental in the opening and growth of the Company over the last 13 years and his leadership, experience, and wisdom will not be forgotten. Russell and I have been fortunate to have been able to work together for the past 18 years and his presence will be greatly missed by the organization and me personally.”

About Community Bancorp

Community Bancorp is a bank holding company headquartered in Las Vegas, Nevada, with two operating bank subsidiaries: 1) Community Bank of Nevada, and 2) Community Bank of Arizona. Community Bank of Nevada is a Nevada state chartered bank providing a full range of commercial and consumer bank products through thirteen branches located in the greater Las Vegas area and one loan production office in Arizona. Community Bank of Arizona, acquired in September 2006, is an Arizona state chartered bank, which operates through three full-service branches in the greater Phoenix area. The banks provide commercial banking services, including real estate, construction and commercial loans and SBA loans, to small- and medium-sized businesses. For more information about Community Bancorp, visit our website at www.communitybanknv.com.

Member FDIC, Equal Housing Lender, SBA Preferred Lender

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated

expectations. Specific factors include, but are not limited to, the recent fluctuation in the U.S. markets resulting, in part, from problems relating to sub prime lending, loan production, balance sheet management, the economic condition of the Las Vegas, Nevada and Phoenix, Arizona markets, net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this document, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp under PSLRA’s safe harbor provisions.